St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

MEDIA AND INVESTOR CONTACT:	INVESTOR CONTACT:
Angie Craig	J.C. Weigelt
acraig@sjm.com	jweigelt@sjm.com
Tel 651 756 2191	Tel 651 756 4347

St. Jude Medical Reports Second Quarter 2011 Results

ST. PAUL, Minn. – July 20, 2011 – St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for the second quarter ended July 2, 2011.

Second Quarter Sales

The Company reported net sales of $1.447 billion in the second quarter of 2011, an increase of 10 percent compared with the $1.313 billion in the second quarter of 2010. Revenue for the second quarter increased 4 percent after adjusting for the impact of foreign currency. Foreign currency translation comparisons increased second quarter sales by approximately $75 million.

Commenting on the second quarter and the Company’s growth program, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “St. Jude Medical delivered record sales during the second quarter. We are making good progress implementing our new growth drivers and diversifying our growth portfolio. Although sales in the U.S. were down 2% due primarily to weakness in the U.S. cardiac rhythm management market, international sales increased 23% and now represent the majority of our business.”

Cardiac Rhythm Management (CRM)

Total CRM sales, which include ICD and pacemaker products, were $793 million for the second quarter of 2011, a 1 percent increase compared with the second quarter of 2010. Total CRM sales for the second quarter grew 3 percent after adjusting for the one-time benefit of a competitor’s suspension of sales of ICD products in the United States during the prior year.

Of that total, ICD product sales were $477 million in the second quarter, a 1 percent increase compared with the second quarter of 2010. Adjusting for the one-time benefit we experienced in the U.S. in the prior year, ICD revenue grew 5 percent this quarter.

Second quarter pacemaker sales were $316 million, essentially equal to the second quarter of 2010.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Atrial Fibrillation (AF)

AF product sales for the second quarter totaled $208 million, an 18 percent increase over the second quarter of 2010.

Neuromodulation

St. Jude Medical sales of neuromodulation products were $104 million in the second quarter of 2011, up 9 percent from the comparable quarter of 2010.

Cardiovascular

Total cardiovascular sales, which primarily include vascular and structural heart products, were $342 million for the second quarter of 2011, a 35 percent increase over the second quarter of 2010. This division now includes sales from AGA Medical, Inc., which St. Jude Medical acquired in November 2010.

Sales of vascular products during the second quarter of 2011 were $189 million, up 14 percent from the comparable quarter of 2010.

Structural heart product sales for the second quarter of 2011 were $153 million, a 74 percent increase over the second quarter of 2010, with the addition of AGA Medical products to the business.

Second Quarter Earnings Results

In the second quarter of 2011 the Company recorded after-tax charges of $10 million, or $0.03 per share, related to the remaining increase in cost of goods sold that resulted from the step up in inventory values required under acquisition accounting associated with the AGA Medical acquisition.

In addition, the Company recognized $32 million, or $0.10 per share, in other after-tax charges, primarily related to restructuring actions initiated during the second quarter to realign certain activities within its CRM business. A key component of these restructuring activities relates to the Company’s decision to transition CRM manufacturing out of Sweden to more cost-advantaged locations.

Including these items, reported net earnings for the second quarter of 2011 was $241 million, or $0.72 per share. This compares to reported net earnings for the second quarter of 2010 of $254 million, or $0.77 per share. Excluding these items, adjusted net earnings for the second quarter of 2011 were $283 million, or $0.85 per share. A reconciliation of the Company's non-GAAP adjusted net earnings per share to the Company's GAAP net earnings per share is provided in the schedule at the end of the press release.

Third Quarter and Full Year 2011 Sales and Earnings Guidance

During a conference call today, St. Jude Medical will provide its range for revenue expectations for the third quarter and full year by product category.

The Company expects its consolidated adjusted net earnings for the third quarter of 2011 to be in the range of $0.74 to $0.76 per diluted share and for the full-year to be in the range of $3.25 to $3.30. A further reconciliation of the Company’s quarterly and annual guidance is provided in the schedule below.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, acquisition related charges, impairment charges, restructuring charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, acquisitions, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation) that vary in frequency and impact on the Company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted net earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

St. Jude Medical’s second quarter 2011 earnings call can be heard live today beginning at 7 a.m. CDT (also archived for 90 days) on the Investor Relations section of our website sjm.com.

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. St. Jude Medical is headquartered in St. Paul, Minn. and has four major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011 and Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2011. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Summary of Second Quarter 2011 Sales
Quarter Ended 07/02/11 (dollars in millions)	Sales	Reported % Change vs. 2Q10
Total Sales	$1,447	10%
Total International Sales	$769
Total US Sales	$678
Worldwide Cardiac Rhythm Management	$793	1%
International Cardiac Rhythm Management	$392
U.S. Cardiac Rhythm Management	$401
Worldwide ICD	$477	1%
International ICD	$205
U.S. ICD	$272
Worldwide Pacemakers	$316	0%
International Pacemakers	$187
U.S. Pacemakers	$129
Worldwide Atrial Fibrillation	$208	18%
International Atrial Fibrillation	$124
U.S. Atrial Fibrillation	$84
Worldwide Cardiovascular	$342	35%
International Cardiovascular	$226
U.S. Cardiovascular	$116
Worldwide Neuromodulation	$104	9%
International Neuromodulation	$27
U.S. Neuromodulation	$77

St. Jude Medical, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	July 2, 2011	January 1, 2011
Cash and cash equivalents	$832,817	$500,336
Accounts receivable, net	1,443,614	1,331,210
Inventories	699,163	667,545
Other current assets	382,922	413,057
Property, plant & equipment, net	1,384,516	1,323,931
Goodwill	2,979,493	2,955,602
Other intangible assets, net	945,393	987,060
Other assets	427,479	387,707
Total assets	$9,095,397	$8,566,448

Current debt obligations	$80,465	$79,637
Other current liabilities	925,857	937,613
Long-term debt	2,486,016	2,431,966
Deferred income taxes, net	303,313	310,503
Long-term other liabilities	464,064	435,058
Total equity	4,835,682	4,371,671
Total liabilities & equity	$9,095,397	$8,566,448

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

St. Jude Medical, Inc.
Condensed Consolidated Statements of Earnings
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended				Six Months Ended

	July 2, 2011		July 3, 2010		July 2, 2011		July 3, 2010
Net sales	$1,446,751		$1,312,769		$2,822,264		$2,574,465
Cost of sales
Cost of sales before special charges	383,877		345,302		748,319		666,471
Special charges	11,046		0		11,046		0
Total cost of sales	394,923		345,302		759,365		666,471
Gross profit	1,051,828		967,467		2,062,899		1,907,994

Selling, general & administrative expense	513,841		447,610		1,027,161		890,900
Research & development expense	176,334		155,104		352,067		306,334
Purchased in-process R & D charges	4,400		0		4,400		0
Special charges	32,169		0		32,169		0
Operating profit	325,084		364,753		647,102		710,760
Other income (expense), net	(25,013)		(20,230)		(51,465)		(40,546)
Earnings before income taxes	300,071		344,523		595,637		670,214
Income tax expense	59,177		90,485		121,315		177,607
Net earnings	$240,894		$254,038		$474,322		$492,607

Adjusted net earnings (Non-GAAP)	$282,600	(1)	$261,092	(2)	$544,140	(3)	$506,012	(4)

Diluted net earnings per share	$0.72		$0.77		$1.43		$1.50
Adjusted diluted net earnings per share (Non-GAAP)	$0.85	(1)	$0.79	(2)	$1.65	(3)	$1.54	(4)

Cash dividends declared per share	$0.21				$0.42

Weighted average shares outstanding- diluted	332,635		329,313		330,757		328,684

(1)	Second quarter 2011 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax charges totaling $41,706 or $0.13 per share:
	-	$9,987 charges, or $0.03 per share, related to AGA Medical Holdings, Inc. acquired inventory step up amortization expense. The associated pre-tax amount of $14,622 was recorded to Cost of sales.
	-	$28,969 charges, or $0.09 per share, primarily related to restructuring actions initiated during the second quarter to realign certain activities in our CRM business. The associated pre-tax amount of $43,215 was recorded as a Special Charge to Cost of sales ($11,046) and Special charges ($32,169).
	-	$2,750 Purchased in-process R&D charges, or $0.01 per share, associated with the Company's acquisition of certain pre-development technology assets.

(2)	Second quarter 2010 adjusted net earnings and adjusted diluted net earnings per share include $7,054 of income tax benefit, or $0.02 per share, related to the benefit from the federal research and development tax credit extended in the fourth quarter of 2010 retroactive to the beginning of the year.

(3)	First six months 2011 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax charges totaling $69,818 or $0.22 per share:
	-	$19,250 charges, or $0.06 per share, related to AGA Medical Holdings, Inc. acquired inventory step up amortization expense. The associated pre-tax amount of $29,442 was recorded to Cost of sales.
	-	$28,969 charges, or $0.09 per share, primarily related to restructuring actions initiated during the second quarter to realign certain activities in our CRM business. The associated pre-tax amount of $43,215 was recorded as a Special Charge to Cost of sales ($11,046) and Special charges ($32,169).
	-	$18,849 charges, or $0.06 per share, primarily related to post acquisition expenses for AGA Medical Holdings, Inc. which principally include contract termination costs and other integration costs in international locations. The associated pre-tax amount of $24,922 was recorded to SG&A expense.
	-	$2,750 Purchased in-process R&D charges, or $0.01 per share, associated with the Company's acquisition of certain pre-development technology assets.

(4)	First six months 2010 adjusted net earnings and adjusted diluted net earnings per share include $13,405 of income tax benefit, or $0.04 per share, related to the benefit from the federal research and development tax credit extended in the fourth quarter of 2010 retroactive to the beginning of the year.

2011 Earnings Guidance Reconciliation

	Third Quarter 2011	Full Year 2011

Estimated 2011 diluted net earnings per share	$0.74 - $0.76	$3.03 - $3.08
Estimated 2011 adjusted diluted net earnings per share (Non-GAAP)	$0.74 - $0.76	$3.25 - $3.30	(5)

(5)	The Company’s above estimated 2011 adjusted diluted net earnings per share (Non-GAAP) excludes the impact of after-tax charges recognized during the first six months of 2011 (detailed in footnote 3 above).